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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

          Name of Subsidiary                Jurisdiction of Organization
          ------------------                ----------------------------

  Mercator Software Australia Pty Ltd                Australia
  Mercator Software France, s.a.r.l.                   France
      Mercator International GmbH                     Germany
       Mercator Software PTE Ltd                     Hong Kong
          Mercator Japan K.K.                          Japan
       MCTR Software B.V. (i.o.)                    Netherlands
       Mercator Software PTE Ltd                     Singapore
         Mercator Software SL                          Spain
           MCTR Software AB                            Sweden
        Mercator Software GmbH                      Switzerland
       Mercator Software Limited                        U.K.